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                                                                  EXHIBIT (a)(3)

                             [LOGO OF INTERWOVEN]



                                April 20, 2001



Dear Employees:

     Attached you will find the details of a stock option Exchange Program. We believe that employee ownership incentives are important to the success of Interwoven, and, in light of recent declines in the market price of our common stock, we are implementing this Exchange Program to strengthen the compensatory and incentive effect of employee stock ownership programs.

     Please take the time to read the documents and instructions enclosed with this letter. An overview of the Exchange Program and instructions on what you need to do to exchange your options appear in the attached Summary of Terms. We also urge you to read the accompanying Option Exchange Memorandum for a more complete description of the Exchange Program.

     We have enclosed the applicable Election Forms for you to use when you make your decision about whether to exchange your options. Please note: you need to return your Election Form to Stock Administration no later than May 18, 2001 at 5:00 p.m. Pacific Time. If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and any options you currently hold will remain intact at their original price and original terms. If you have any questions about the Exchange Program, please contact Margaret Venables or Estela Lemus, Stock Administration, at stock@interwoven.com
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or at (408) 530-7140, or Allan Smirni at asmirni@interwoven.com.
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                                      Sincerely,

                                       /s/ David M. Allen
                                      -------------------

                                      David M. Allen
                                      Senior Vice President and
                                      Chief Financial Officer

Enclosures